Chrysler Financial	Distribution Date:	09-Jan-06
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)		Page 1 of 2

Payment Determination Statement Number	12
Distribution Date	09-Jan-06

Dates Covered	From and Including	To and Including
Collections Period	01-Dec-05	31-Dec-05
Accrual Period	08-Dec-05	08-Jan-06
30/360 Days	30
Actual/360 Days	32

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	94,653	1,353,492,152.49
Collections of Installment Principal		31,863,844.52
Collections Attributable to Full Payoffs		19,774,178.71
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		3,015,028.23

Pool Balance — End of Period	92,145	1,298,839,101.03

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	61.40%

Ending O/C Amount	109,285,018.43
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	109.19%

Cumulative Net Losses	11,144,562.30
Net Loss Ratio (3 mo. Weighted Avg.)	1.2323%
Cumulative Recovery Ratio	49.47%
60+ Days Delinquency Amount	5,605,894.42
Delinquency Ratio (3 mo. Weighted Avg.)	0.42840%

Weighted Average APR	6.478%
Weighted Average Remaining Term (months)	41.21
Weighted Average Seasoning (months)	22.69

Chrysler Financial	Distribution Date:	09-Jan-06
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)		Page 2 of 2

Cash Sources
Collections of Installment Principal	31,863,844.52
Collections Attributable to Full Payoffs	19,774,178.71

Principal Amount of Repurchases	0.00	O/C Release	(Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,487,088.22	Pool Balance		1,298,839,101.03
Collections of Interest	7,180,726.73	Yield Supplement O/C Amount		(46,676,908.82)

Investment Earnings	166,089.48	Adjusted Pool Balance		1,252,162,192.21
Reserve Account	5,000,000.00

Total Sources	65,471,927.66	Total Securities		1,189,554,082.60

		Adjusted O/C Amount		62,608,109.61
Cash Uses
Servicer Fee	1,127,910.13	Target Overcollateralization Amount		62,608,109.61
A Note Interest	3,412,105.73
Priority Principal Distribution Amount	0.00	O/C Release Period?		Yes
B Note Interest	194,000.00
Reserve Fund	5,000,000.00	O/C Release		6,151,026.20
Regular Principal Distribution Amount	49,586,885.60
Distribution to Certificateholders	6,151,026.20

Total Cash Uses	65,471,927.66

Administrative Payment
Total Principal and Interest Sources	65,471,927.66
Investment Earnings in Trust Account	(166,089.48)
Daily Collections Remitted	(62,195,214.71)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,127,910.13)
O/C Release to Seller	(6,151,026.20)

Payment Due to/(from) Trust Account	(9,168,312.86)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 500,000,000 @ 2.63%	0.00	0.00	0.00	0.0000000	0.00	0.0000000	500000000
Class A-2 595,000,000 @ 3.17%	334,140,968.20	284,554,082.60	49,586,885.60	83.3393035	882,689.06	1.4835110	595000000
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333	500000000
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667	345000000
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333	60000000

Total Notes	1,239,140,968.20	1,189,554,082.60	49,586,885.60		3,606,105.73		2,000,000,000.00

*	Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 32